Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Montalvo Spirits, Inc.

We consent to the inclusion in this Registration Statement on Form S-1, filed with the SEC (the “Registration Statement”), of our report dated July 15, 2013, relating to the consolidated balance sheets of Montalvo Spirits, Inc. as of March 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal year then ended, for the period from April 4, 2011 (inception) through March 31, 2012, and for the period from April 4, 2011 (inception) through March 31, 2013 appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

November 1, 2013